EXHIBIT 99.1
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[GRAPHIC OMITTED]
M O V A D O   G R O U P   I N C.                                          Movado
                                                                            Ebel
                                                                         Concord
                                                                       ESQ SWISS
                                                                   Coach Watches
                                                          Tommy Hilfiger Watches
                                                               Hugo Boss Watches


APPROVED BY:      Rick Cote
                  Executive Vice President and
                  Chief Operating Officer
                  201-267-8000

    CONTACT:      Investor Relations:
                  Suzanne Michalek
                  Director of Corporate Communications
                  201-267-8000

                  Financial Dynamics
                  Melissa Myron/Rachel Albert
                  212-850-5600

FOR IMMEDIATE RELEASE
================================================================================

                   MOVADO GROUP, INC. APPOINTS NEW INDEPENDENT
                              DIRECTOR TO THE BOARD

           PARAMUS, NJ - JUNE 27, 2005 -- MOVADO GROUP, INC. (NYSE: MOV) today announced the appointment of Richard Isserman to the Company's Board of Directors and to the Audit Committee of the Board of Directors. The addition of Mr. Isserman expands the Company's Board to nine members and increases the Board's independent membership to six.

           Mr. Isserman, age 70, enjoyed a distinguished career with KPMG LLP that spanned nearly 40 years. For 26 years, Mr. Isserman served as Audit Partner in KPMG's New York office. Mr. Isserman also led KPMG's real estate audit practice in New York and was a member of the firm's SEC Reviewing Partners Committee. He currently teaches accounting courses at Yeshiva University and Long Island University business schools. Mr. Isserman is a licensed New York state CPA and is the former Chairman of the New York State Society of CPAs SEC committee. He is also a member of the American Institute of CPAs and formerly served on its Board of Examiners. Mr. Isserman is currently the Chairman of the Corporate Compliance Committee and member of the Audit Committee for the Federation Employment and Guidance Services, a social service agency in New York City. He is also a member of the Finance Committee for the Jewish Museum in New York City.

           Efraim Grinberg, President and Chief Executive Officer commented, "We are very pleased to have Richard join our Board of Directors. Richard will be a valuable asset to Movado Group with a wealth of experience in finance and accounting, as evidenced by his numerous leadership positions held within the profession. As a member of the Audit Committee, Richard will be a great addition to our strong team and we look forward to his contributions."

           Movado Group, Inc. designs, manufactures, and distributes Movado, Ebel, Concord, ESQ, Coach, Tommy Hilfiger and Hugo Boss watches worldwide, and operates Movado boutiques and Company stores in the United States.

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